MASTERS’ SELECT FUNDS TRUST

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CODE OF ETHICS

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(as amended _____, 2005)

I.    Legal Requirement

Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires Masters’ Select Funds Trust (the “Trust”) and its series (each a “Fund” and collectively, the “Funds”) to have a written code of ethics which addresses trading practices by “access persons.” Access persons are defined to include (1) officers and employees of the Trust, (2) officers, directors and investment personnel of the Trust’s investment advisers, and (3) certain personnel of any broker-dealer firm that acts as the distributor for a Fund, and (4) each member of the Trust’s Board of Trustees. This code of ethics (the “Code”) is intended to promote ethical conduct and to provide guidelines and specific reporting requirements to help ensure the Trust’s compliance with applicable securities laws and regulations.

This Code governs the activities of the Trust’s access persons. It is important that you understand your reporting obligations under this Code.

This Code does not cover all areas of potential liability. Access persons are expected to be sensitive to and aware of situations that raise a potential conflict of interest or that may constitute a trading violation. If you have any questions regarding this Code or a compliance issue, please contact the Trust’s Chief Compliance Officer.

II.  General Prohibitions

It shall be unlawful and a violation of this Code for any access person, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Trust —

(a)	To employ any device, scheme or artifice to defraud the Trust;

(b)	To make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(c)	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

(d)	To engage in any manipulative practice with respect to the Trust.

III.  Access Person Reporting Provisions

All access persons (defined below) covered by this Code, except the Trust’s Independent Trustees, are required to file reports at least quarterly of their personal securities transactions (excluding excepted securities) and, if they wish to trade in the same securities as any Fund, must comply with the specific procedures in effect for such transactions.

The Trust uses various investment advisers, including sub-advisers, to advise the Funds. These adviser entities are required to adopt specific trading procedures appropriate to their organization consistent with Rule 17j-1 under the 1940 Act. Access persons of those entities are specifically excluded from the coverage of this Code. However, those entities are required to provide the Trust with their respective codes of ethics and any material amendments thereto.

The access persons of the Trust’s administrator, U.S. Bancorp Fund Services, and the Trust’s principal underwriter, Quasar Distributors LLC, are required to comply with the reporting and other requirements of their organizations’ respective code of ethics and are excluded from the coverage of this Code.

The reports of access persons will be reviewed and compared against the activities of the Funds and if a pattern emerges that indicates abusive trading or noncompliance with applicable procedures, the matter will be referred to the Board of Trustees; the Board of Trustees will make appropriate inquiries and decides what action, if any, is then necessary.

Independent Trustees who do not have day-to-day contact with the Funds and who do not have specific knowledge of the Funds’ intended investments are not required to file any reports at all, and there is no restriction on their personal securities trading activities. However, if an Independent Trustee should learn that one of the Funds is about to take a particular position, and he or she wishes to make a similar or related trade, the Trustee should obtain prior approval of the trade.

Persons covered by this Code are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by a Fund of the Trust or if a transaction directly or indirectly involves themselves and the Trust other than the purchase or redemption of shares of a Fund or the performance of their normal business duties.

IV.  Implementation

The Trust’s Chief Compliance Officer (John Coughlan) is responsible for maintaining and updated list of access persons. The Chief Compliance Officer may designate an alternate who is authorized to administer this Code when he is unavailable.

The Chief Compliance Officer shall circulate a copy of this Code to each access person, together with an acknowledgment of receipt, which shall be signed and returned to the Chief Compliance Officer.

The Chief Compliance Officer is charged with responsibility for insuring that the reporting requirements of this Code are adhered to by all access persons. The Chief Compliance Officer shall be responsible for ensuring that the review requirements of this Code are performed in a prompt manner.

V.  Definitions

(a)  “Access person” means: (i) any trustee, officer or advisory person (as defined below) of a Fund or the Trust; (ii) any director, officer, general partner or advisory person (as described below) of an investment adviser to a Fund; and (iii) any director, officer or general partner of a broker-dealer acting as distributor or principal underwriter of a Fund who, in the ordinary course of his business, makes, participates in or obtains information regarding the purchases and sales of securities for such Fund or whose ordinary business functions and duties relate to the making of recommendations to such Fund regarding the purchase and sale of securities.

Exceptions: (i) any investment adviser unaffiliated with Litman Gregory Fund Advisors, LLC (“LGFA”) and/or the Trust (except by reason of being a sub-advisor) and all employees of such unaffiliated adviser, provided that such sub-advisor represents to LGFA that it has and enforces a code of ethics that meets the requirements of Rule 17j-1 under the 1940 Act, and (ii) any employee of the Trust’s administrator or principal underwriter, including such employees who may act as officers of the Trust.

(b)  “Advisory person” means with respect to (A) the Trust, (B) an investment adviser to a Fund or (C) any company in a control relationship to the Trust or the investment adviser, (i) any employee who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Trust or an investment adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security.

Exceptions: (i) any investment adviser unaffiliated with LGFA and/or the Trust (except by reason of being a sub-advisor) and all employees of such unaffiliated advisor, provided that such sub-advisor represents to LGFA that it has and enforces a code of ethics that meets the requirements of Rule 17j-1 under the 1940 Act, and (ii) any employee of an administration company providing administration services to the Trust or the Fund including such employees who may act as officers of the Trust.

(c)  A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated, and, with respect to a person making a recommendation, when such person seriously considers making such a recommendation.

(d)  “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, with the exception that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

(e)  “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position, as further defined in Section 2(a)(9) of the 1940 Act.

(f)  An “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(g)  “Investment Personnel” means with respect to (A) the Trust, (B) an investment adviser to a Fund or (C) any company in a control relationship to the Trust or the investment adviser:

(i)  Any employee, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund.

(ii)  Any natural person who controls the Trust or investment adviser to a Fund and who obtains information concerning recommendations made to that Fund regarding the purchase or sale of securities by that Fund.

(h)  “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

(i)  “Purchase or sale of a security” includes the writing of an option to purchase or sell a security.

(j)  “Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include excepted securities (as defined below).

(k)  “Excepted securities” include shares of registered open-end investment companies (other than shares of the Masters’ Select Funds), securities issued by the Government of the United States (including Government agencies), banker acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and other money market instruments.

VI.  Prohibited Trading Practices

No access person shall purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership,

  (a) if such security to his or her actual knowledge at the time of such purchase or sale:

(i)  is being considered for purchase or sale by a Fund;

(ii)  is in the process of being purchased or sold by a Fund (except that an access person may participate in a bunched transaction with the Fund if the price terms are the same); or

(iii)  is or has been held by a Fund within the most recent 15-day period, and

  (b) if such action by such access person would defraud a Fund, operate as a fraud or deceit upon a Fund, or constitute a manipulative practice with respect to such Fund. In each case, the relevant Fund shall be limited to the Fund(s) to which such access person has a direct relationship.

To ensure that security purchases and sales by access persons do not constitute a fraudulent, deceptive or manipulative practice with respect to the various Funds, each investment adviser and principal underwriter to a Fund shall adopt a policy preventing Fund access persons from trading ahead of the Fund or otherwise trading in securities held or being considered for purchase or sale by a Fund for an appropriate period of time.

Access persons (other than the Independent Trustees) covered by this Code shall pre-clear all covered transactions (see Section VII for exempted transactions) with the Chief Compliance Officer.

VII.  Exempted Transactions/Securities

The prohibitions of Section VI and the reporting requirements of Section IX of this Code shall not apply to:

(a)	Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

(b)	Purchases or sales which are non-volitional on the part of either the access person or the Trust (e.g., receipt of gifts, a sale in connection with a court order).

(c)	Purchases which are part of an automatic dividend reinvestment plan.

(d)	Purchases and sales of securities which are not included in the definition of “Security” in Section V or are “excepted securities” as defined in Section V.

(e)	Trading in mutual funds other than the Masters’ Select Funds.

VIII.  Pre-approval of Investments in IPOs and Limited Offerings

Access persons must obtain approval from the Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities issued in an Initial Public Offering or in a Limited Offering.

IX.  Reporting

Independent Trustees and individuals who already report their investment transactions under the rules applicable to registered investment advisers may be excepted from the reporting requirement (see Section X below). Subject to the exceptions set forth below, every access person shall report to the Chief Compliance Officer or compliance delegate the information described below with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security.

Every report shall be made not later than thirty (30) days after the end of each calendar quarter and shall contain the following information:

(1)	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(2)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(3)	The price at which the transaction was effected; and

(4)	The name of the broker, dealer, or bank with or through whom the transaction was effected.

For periods in which no reportable transactions were effected, the report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

Copies of statements or confirmations containing the information specified in paragraph (b) above may be submitted in lieu of listing the transactions.

X.  Exceptions to Reporting Requirements

An Independent Trustee, i.e., a Trustee of the Trust who is not an “interested person” (as defined in Section 2(a)(19) of the 1940 Act) of the Trust, is not required to file a report on a transaction in a security provided such Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security is or was purchased or sold by the Trust or is or was being considered for purchase by an investment adviser of the Trust.

Where an Independent Trustee is exempt from the reporting requirements of this Code pursuant to this Section X, such Trustee may nevertheless voluntarily file a report representing that he or she did not engage in any securities transactions which, to his or her knowledge, involved securities that were being purchased or sold or considered for purchase by any Fund during the 15-day period preceding or after the date(s) of any transaction(s) by such Trustee. The failure to file such a report, however, shall not be considered a violation of this Code.

Access persons also need not make a report with respect to exempted transactions/ securities as described in Section VII of this Code.

Access persons need not make a report where the report would duplicate information recorded pursuant to the applicable rules under the Investment Advisers Act of 1940.

XI.  Review

The Chief Compliance Officer shall compare all reports of personal securities transactions with completed and contemplated portfolio transactions of each Fund to determine whether a possible violation of the Code may have occurred. The Chief Compliance Officer may delegate this function to one or more persons employed by an investment adviser or principal underwriter with respect to the reports filed by access persons in such organization, and shall receive and be entitled to rely on a summary report from such compliance delegate.

Before making any determination that a violation has been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material. If a securities transaction of the Chief Compliance Officer is under consideration, an alternate shall act in all respects in the manner prescribed herein for the Chief Compliance Officer.

If the Chief Compliance Officer determines that a violation of the Code has or may have occurred, he shall, following consultation with counsel to the Trust, submit his written determination, together with the transaction report, if any, and any additional explanatory material provided by the individual, to the President of the Trust or, if the President shall be the Chief Compliance Officer, the Treasurer, who shall make an independent determination of whether a violation has occurred.

The Chief Compliance Officer shall be responsible for maintaining a current list of all access persons (including all Trustees) and for identifying all reporting access persons on such list, and shall take steps to ensure that all reporting access persons have submitted reports in a timely manner. The Chief Compliance Officer may delegate the compilation of this information to appropriate persons employed by an investment adviser or principal underwriter and shall be entitled to rely on the information received from such delegates. Failure to submit timely reports will be communicated to the Board of Trustees.

XII.  Confidential Information

A.	Confidential Information Defined

Access persons may receive material, nonpublic information (i.e., “inside information”), or other sensitive or confidential information from or about the Trust’s shareholders or its management. Such confidential information may include, among other things:

•	Names and addresses of shareholders.

•	Financial or other information about the shareholder, such as the number of shares held by a shareholder.

•	The names of the securities being purchased or sold, or being considered for purchase or sale, for a Fund.

•	Any Trust information privately given to an access person that, if publicly known, would be likely to (i) affect the price of any security in a Fund’s portfolio or the shares of a Fund or (ii) embarrass or harm the Trust.

Given the breadth of the above, all information that an access person obtains through the Trust should be considered confidential information unless it is specifically known to be available to the public.

B.	Policy Statement Regarding Use and Treatment of Confidential Information.

All confidential information, whatever the source, may be used only in the discharge of the access person’s duties with the Trust. Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a personal account. No access person may use any confidential information in any manner that adversely affects the Trust. All confidential information is to be treated as the secret, proprietary and confidential data of the Trust.

C.	Procedures Regarding Use and Treatment of Confidential Information.

The Trust encourages each of its access persons to be aware of, and sensitive to, such access person’s treatment of confidential information. The Trust has also adopted a Privacy Policy which also sets forth policies and procedures regarding maintaining the privacy of the nonpublic personal information of its shareholders. Each access person must take the following precautions:

•	Access persons must not discuss confidential information unless necessary as part of his or her duties and responsibilities with the Trust.

•	Particular care should be exercised if confidential information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes, where such information may be overheard.

•	Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an access person of the Trust.

•	Access persons must return all confidential information upon their separation from the Trust.

XIII.  Sanctions

If a material violation of this Code occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to a senior officer of the Trust and, if appropriate, the Board of Trustees. The Trust’s senior officer or the Board of Trustees may impose such sanctions as it deems appropriate, including a letter of censure, suspension, or termination of the employment of the violator, and/or a disgorging of any profits made by the violator.

XIV.    Acknowledgment

I have read, and I fully understand and hereby agree to abide by this Code of Ethics.

Signature

Print Name

Date

FORM OF QUARTERLY TRANSACTIONS REPORT

☐	I have engaged in reportable trading activity during the preceding calendar quarter as indicated on the attached summary (or attached Personal Account statement).

☐	I have not engaged in any reportable trading activity during the preceding calendar quarter.

☐	Acknowledgment: The undersigned hereby represents that:

1.	All reportable transactions (including municipal securities) in all Personal Accounts are identified in this Report and in any Personal Account statement attached to this Report. (Personal Accounts include each and every account for which an access person influences or controls investment decisions. Please refer to the definition in the Code of Ethics.)

2.	All necessary pre-clearances (or waivers) were obtained as outlined in the Code of Ethics with respect to IPO and private placement transactions.

3.	No transactions involved a conflict or potential conflict with the interests of the Funds.

4.	No transactions were made on the basis of special knowledge available to me only as an access person of the Trust or on the basis of inside information.

Note any exceptions here:

(Signature of Reporting Person)
Name (printed):
Date:

SF/354339.2

QUARTERLY TRANSACTIONS REPORT SUMMARY

Date Account Established	Date of Trade	Name of Security	Ticker/CUSIP	Interest Rate and Maturity Date	Number of Shares	Price	Principal Amount	Type of Transaction (e.g., purchase/sale)	Name of Broker, Dealer or Bank

(Signature of Reporting Person)
Name (printed):
Date: